UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Blockbuster Inc.

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The following is an excerpt from Reel News, an email sent to employees of Blockbuster Inc. on May 2, 2005.

Q. Is it true that John Antioco was paid $51.6 million last year, and that our Board members received a $50,000 raise. And, why are we now having to cut overhead by $70 million.

A. Those are all very legitimate questions, and we know that because of the media coverage we have been receiving lately, they are on a lot of minds. First of all, John did not make $51 million, as reported by some media outlets. The total compensation John was paid last year was approximately $7 million, including bonus. While we don’t know how the media arrived at the $51 million figure, we assume it includes the potential value of stock options and restricted stock grants John has received that are dependent on his continued long-term employment and significant future stock appreciation. John’s compensation package was designed to keep him with the Company and to keep him focused on delivering shareholder value over the next five years, which benefits all of us, including employee stockholders.

In regards to our Board of Directors pay increase, it is in all of our interests to have a world class Board, and our outside compensation experts told us we were paying our board far below market rates. Even with the adjustment, our board members pay still falls below our consultant’s recommendations.

As for the cost reductions, as we said to employees in early March, we must find ways to offset our incremental investment in Blockbuster Online and the effects of the elimination of extended viewing fees. We have also said that when compared to other multi-unit retailers of comparable size, our SG&A exceeds the industry norm. As part of our long-term growth strategy it was necessary for us to reduce expenses on a worldwide basis.

Shareholders of Blockbuster are urged to read Blockbuster’s Definitive Proxy Statement (the “Proxy Statement”) filed with the SEC on March 31, 2005, as supplemented on April 21, 2005, which contains important information regarding Blockbuster’s Annual Meeting to be held on May 11, 2005. Shareholders of Blockbuster and other interested parties may obtain, free of charge, copies of the Proxy Statement, and any other documents filed by Blockbuster with the SEC, at the SEC’s Internet website at www.sec.gov . The Proxy Statement and these other documents may also be obtained free of charge by contacting Morrow & Co., Inc., the firm assisting Blockbuster in the solicitation of proxies, toll-free at (800) 607-0088.